 Exhibit 99.1

ParkerVision Reports Second Quarter 2026 Results

JACKSONVILLE, Fla., August 6, 2026 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the six months ended June 30, 2026.

 2026 Summary and Recent Developments

•	Oral argument was held on June 1, 2026 in the Company's expedited appeal of ParkerVision v. Qualcomm (CAFC case no. 26-1033). The appellate court's decision has not yet been issued.

	◦	The Company appealed the May 30, 2025 claim construction ruling made by the district court (Middle District of Florida) which led to a stipulation of noninfringement of the Company's receiver patent claims. The district court severed and stayed the remaining transmitter patent claims in the case pending the decision of the appellate court.

	◦	The briefings to the CAFC and the oral argument on June 1, 2026 addressed the merits of the appeal, the Company's request for the case to be assigned to a new judge, and Qualcomm's motion to dismiss for improper jurisdiction.

•	The Company has submitted supplemental expert reports in both its MediaTek and Realtek cases that are pending in the Western District of Texas. New trial dates have not yet been established.

◦	Judge Albright, the district court judge handling all of the Company's Texas actions, announced his retirement from the bench effective August 31, 2026, requiring reassignment of the Company's Texas infringement cases.

Jeffrey Parker, CEO of ParkerVision, commented, “We currently find ourselves in a 'hurry up and wait' period as we await a decision from the Federal Circuit on our Qualcomm appeal and revised scheduling orders from the western district of Texas as a result of Judge Albright’s imminent retirement from the bench and the assignment of our cases to a new judge. While we are anxious to get through these delays, we remain confident on the merits of our cases and enthusiastic to get these cases to jury trials.”

Financial Results

•

ParkerVision reported a net loss for the six months ended June 30, 2026 of $1.4 million, or $0.01 per common share, compared to a net loss of $5.4 million, or $0.05 per common share for the six months ended June 30, 2025.

◦

The decrease in net loss is the result of a $2.6 million decrease in operating expenses and a $1.5 million change in the fair value of the Company's contingent payment obligations.

 - Operating expenses for the six months ended June 30, 2026, when compared to the same period in 2025, decreased by $1.9 million from decreases in share-based compensation expense and by $0.8 million from decreases in outside professional fees, including consulting, business advisory and litigation-related costs.

- The decrease in fair value of the Company's contingent payment obligations is primarily the result of changes in timing of patent infringement actions and changes in the risk-free rates of return used in the calculation of present value, somewhat offset by increasing accrued interest on the Company's secured contingent payment obligation.

•	The Company used approximately $1.7 million in cash for operations for the first half of 2026 and ended the quarter with $2.5 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings, the Company's expectations regarding such proceedings, and expectations concerning court rulings and trial dates.  Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially.  Words such as “believe,” “optimistic,” “expect,” “will," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings, including changes in litigation schedules; unfavorable court decisions or rulings; the loss or unavailability of key expert witnesses; the availability of funding for continued operations and litigation; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made.  Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights

	(unaudited)
(in thousands)	June 30, 2026	December 31, 2025
Cash and cash equivalents	$2,501	$4,360
Prepaid expenses and other current assets	557	304
Intangible assets & other noncurrent assets	623	695
Total assets	3,681	5,359

Current liabilities	2,270	2,409
Contingent payment obligations	44,763	46,089
Convertible notes, net of current portion	1,258	1,908
Other long-term liabilities	-	57
Shareholders’ deficit	(44,610)	(45,104)
Total liabilities and shareholders’ deficit	$3,681	$5,359

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2026	2025	2026	2025
Licensing revenue	$-	$-	$-	$-
Cost of sales	(35)	(51)	(71)	(106)
Gross margin	(35)	(51)	(71)	(106)

Selling, general and administrative expenses	1,514	3,843	2,472	5,086
Total operating expenses	1,514	3,843	2,472	5,086

Interest expense and other	(26)	(44)	(188)	(84)
Change in fair value of contingent payment obligations	1,723	2,304	1,326	(157)
Total other income (expense)	1,697	2,260	1,138	(241)

Net income (loss)	$148	$(1,634)	$(1,405)	$(5,433)

Earnings (loss) per common share
Basic	$0.00	$(0.01)	$(0.01)	$(0.05)
Diluted	$0.00	$(0.01)	$(0.01)	$(0.05)

Weighted average shares outstanding
Basic	147,741	118,797	146,268	117,322
Diluted	168,772	118,797	146,268	117,322

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Six Months Ended
(in thousands)	June 30,
	2026	2025
Net cash used in operating activities	$(1,737)	$(2,969)
Net cash used in investing activities	-	(43)
Net cash (used in) provided by financing activities	(122)	142

Net decrease in cash and cash equivalents	(1,859)	(2,870)

Cash and cash equivalents - beginning of period	4,360	4,918

Cash and cash equivalents - end of period	$2,501	$2,048